Exhibit 99.1

RESTORATION HARDWARE, INC. REPORTS FIRST

QUARTER 2007 FINANCIAL RESULTS

Corte Madera, Calif., May 31, 2007 – Restoration Hardware, Inc. (Nasdaq: RSTO) today announced financial results for the first quarter ended May 5, 2007.

First quarter 2007 net revenue increased 7 percent to $142.1 million compared to $133.4 million in the year ago period. Loss from operations was $11.9 million, or -8.4% of revenues, compared to a loss of $3.5 million, or -2.6% of revenues, in the first quarter of 2006. The year-over-year decline reflects a shortfall in revenues from the second mailing of our Outdoor catalog, lower gross margins due to a greater mix of promotional selling, as well as growth and supply chain investments during the first quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) were -$6.9 million compared to $1.7 million in the first quarter of 2006. Net loss per fully diluted share was $0.35 compared to net loss per fully diluted share of $0.13 last year.

Gary Friedman, Chairman, President and Chief Executive Officer, stated, “The first quarter was particularly challenging, reflecting a combination of factors that affected our financial performance. We experienced below plan sales in April, primarily in our outdoor and seasonal businesses, with the majority concentrated in the Eastern region of the country. We believe this was due to the fact that the second mailing of our Outdoor catalog dropped on April 5th during adverse weather conditions in the East. We also are experiencing ongoing softness across our business due to the challenging home furnishings environment and the effects from the slowdown in the home building industry. While we continue to operate in an uncertain macro environment, we believe the growth initiatives we have underway, combined with our cost cutting efforts, will enable us to achieve our previously stated financial guidance for the second quarter and full year 2007. We expect full year sales growth in the range of 9% to 11% and improved operating margins in the range of 1.4% to 1.8%.”

“We are maintaining a sharp focus on improving operations,” continued Mr. Friedman. “In the first quarter, we completed the retrofitting of our Furniture Distribution Centers. Additional plans for 2007 include consolidating our small package direct-to-customer operations, installing a new warehouse management system, re-engineering our home delivered furniture network and enhancing our sourcing and production management. At the same time, we’re continuing to grow our business for the long-term by leveraging our multi-channel platform, assets and capabilities to extend the Restoration Hardware brand. In the first quarter we introduced our third category extension, the premier edition of the Restoration Hardware Bed & Bath catalog, reflecting our efforts to extend our leadership position in this strategically important category. Additionally, we launched Restoration Hardware Trade, a direct sales division targeting home and hospitality developers. We are also pleased with the continued development and customer response to our new brand, Brocade Home, which debuted last fall. In summary, we continue to be enthusiastic about our long-term growth plans as we pursue our multi-channel, multi-brand strategy.”

The Company reiterated its previously issued financial guidance for the second quarter and full year 2007 as follows:

Second quarter fiscal 2007:

•	Total revenues in the range of $195 million to $199 million, an increase of 9% to 11% over fiscal 2006

•	Operating margins in the range of -1.0 to 0.0 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of $3.5 million to $5.5 million

•	Interest expense in the range of $2.3 million to $2.4 million

•	Effective tax rate of close to zero

•	The weighted average share count is estimated at approximately 39 million shares

•	Inventory increase in the range of 25 to 30 percent over fiscal 2006 second quarter in support of anticipated third quarter sales.

•	Loss per diluted share in the range of $0.12 to $0.06

Full year fiscal 2007:

•	Total revenues in the range of $780 million to $793 million, an increase of 9% to 11% over fiscal 2006

•	Operating margins in the range of 1.4 to 1.8 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of $34.1 million to $37.5 million

•	Interest expense in the range of $8.6 million to $8.9 million

•	Effective annual tax rate of 40 percent

•	The weighted average share count is estimated at approximately 40 million shares

•	Inventory increase in the range of 11 to 13 percent over fiscal 2006

•	Capital expenditures in the range of $15 million to $18 million

•	Earnings per diluted share in the range of $0.03 to $0.09

The Company also stated that it is working to redefine its segment financial reporting to be more closely aligned with the evolution of the business and the way management views, evaluates and operates the business.

Restoration Hardware will hold a conference call at 5:00 p.m. eastern time today, May 31, 2007. The call will be hosted by Gary Friedman, Chairman, Chief Executive Officer and President, and Chris Newman, Chief Financial Officer. The conference call will be available through a live audio webcast at www.restorationhardware.com under “investor relations” and www.videonewswire.com/event.asp?id=40133. A replay will be archived on the Restoration Hardware web site the same day beginning at approximately 7:00 p.m. eastern time. The call can also be accessed by dialing 800-895-0198. A telephone replay will be available at 800-934-3335 until June 8, 2007.

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. The Company operates 103 retail stores and eight outlet stores in 30 states, the District of Columbia and Canada.

Non-GAAP Financial Measures

This press release references the following EBITDA financial information, which is a non-GAAP financial measure: (i) EBITDA of -$6.9 million for the first quarter of fiscal 2007, (ii) EBITDA of $1.7 million for the first quarter of fiscal 2006, (iii) EBITDA guidance for the second quarter of fiscal 2007 of between $3.5 million and $5.5 million and (iv) EBITDA guidance for the full year of fiscal 2007 of between $34.1 million and $37.5 million.

The Company believes that the use of EBITDA allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. EBITDA is a widely used financial metric to assess cash flow. “EBITDA” consists of earnings before interest, taxes, depreciation and amortization. EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP. The most closely analogous GAAP financial measure to EBITDA is net (loss) income.

A table setting forth a reconciliation of EBITDA to net (loss) income is set forth below (in millions).

	13 weeks ended (Actual)		Q2 13 weeks ending 8/4/07 (Projected)		52 weeks ending 2/2/08 (Projected)
	5/5/07	4/29/06	Low end of range	High end of range	Low end of range	High end of range
Net income (loss): GAAP	$(13.7)	$(4.9)	$(4.5)	$(2.4)	$1.3	$3.5
Add: Interest expense	2.0	1.4	2.4	2.3	8.9	8.6
Add: Income tax expense (benefit)	(0.2)	(0.0)	0.1	0.1	0.8	2.3
Add: Depreciation and amortization expense	5.0	5.2	5.5	5.5	23.1	23.1

Earnings before interest, taxes, depreciation and amortization (EBITDA): Non-GAAP	$(6.9)	$1.7	$3.5	$5.5	$34.1	$37.5

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the expected benefits of the Company’s growth initiatives and cost cutting efforts, statements relating to the reasons the Company experienced below plan sales in April 2007, statements regarding the Company’s long term growth plans, statements relating to the Company’s guidance for future periods, including sales growth, operating margins, EBITDA, total revenues and earnings per diluted share, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the

Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-K for the fiscal year ended February 3, 2007, in Part I, Item 1A thereof (“Risk Factors”), in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and in Part II, Item 9A thereof (“Controls and Procedures”). Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact Information:
Chris Newman, SVP & CFO – 415.924.1005

Investor Relations
Christine Greany – 858.490.4601

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	13 weeks ended		13 weeks ended
	5/5/07	% of Net Revenue	4/29/06	% of Net Revenue
Retail net revenue	$83,524	58.8%	$91,060	68.3%
Direct-to-customer net revenue	58,588	41.2%	42,320	31.7%

Total net revenue	142,112	100.0%	133,380	100.0%

Cost of revenue and occupancy	97,638	68.7%	88,495	66.3%

Gross profit	44,474	31.3%	44,885	33.7%

Selling, general and administrative expense	56,397	39.7%	48,353	36.3%

Loss from operations	(11,923)	(8.4)%	(3,468)	(2.6)%

Interest expense, net	(1,999)	(1.4)%	(1,424)	(1.1)%

Loss before income taxes	(13,922)	(9.8)%	(4,892)	(3.7)%

Income tax benefit (expense)	164	0.1%	(21)	(0.0)%

Net loss	$(13,758)	(9.7)%	$(4,913)	(3.7)%

Loss per share of common stock, basic and diluted	$(0.35)		$(0.13)

Weighted average shares outstanding, basic and diluted	38,757		37,773

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	5/5/07	2/3/07	4/29/06
ASSETS

Current assets:
Cash and cash equivalents	$1,196	$1,461	$2,260
Accounts receivable	8,535	7,164	9,175
Merchandise inventories	215,483	192,805	194,628
Prepaid expense and other current assets	24,367	18,984	17,633

Total current assets	249,581	220,414	223,696

Property and equipment, net	89,537	87,961	91,449
Goodwill	4,560	4,560	4,560

Deferred tax assets, net	1,939	1,911	—
Other assets	1,531	1,521	1,343

Total assets	$347,148	$316,367	$321,048

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$63,097	$79,340	$77,626
Deferred revenue and customer deposits	14,111	9,556	14,178

Deferred tax liabilities, net	1,351	1,357	—
Other current liabilities	20,312	20,335	17,197

Total current liabilities	98,871	110,588	109,001

Long-term debt, net of debt issuance	121,763	68,384	88,065
Deferred lease incentives	22,318	23,515	26,667
Deferred rent	19,588	19,998	20,160
Other long-term obligations	5,781	1,774	660

Total liabilities	268,321	224,259	244,553

Stockholders equity:
Common stock	4	4	4
Additional paid-in capital	179,117	178,176	170,290
Accumulated other comprehensive income	1,176	745	1,183
Accumulated deficit	(101,470)	(86,817)	(94,982)

Total stockholders’ equity	78,827	92,108	76,495

Total liabilities and stockholders’ equity	$347,148	$316,367	$321,048